Exhibit 10.1

STEIN MART, INC.

INDUCEMENT OPTION AWARD AGREEMENT FOR MARYANNE MORIN

THIS INDUCEMENT OPTION AWARD AGREEMENT FOR MARYANNE MORIN (the “Award Agreement”) is made and entered into as of the date first set forth on the signature page hereof (the “Grant Date”) by and between STEIN MART, INC., a Florida corporation (the “Company”), and MaryAnne Morin (the “Key Employee”).

W I T N E S S E T H

WHEREAS, the Option to purchase Shares of the Company reflected by this Award Agreement is being granted as an “inducement” award under NASDAQ Marketplace Rule 5635(c)(4) and, accordingly, such Option award is granted outside of the Company’s existing equity compensation plans;

WHEREAS, the Key Employee is a newly hired executive officer of the Company who will render valuable services to the Company in her new role as President and Chief Merchandising Officer of the Company pursuant to the terms of that certain employment agreement between the Key Employee and the Company (the “Employment Agreement”);

WHEREAS, the Company has adopted the Stein Mart, Inc. 2001 Omnibus Plan, as amended and restated effective June 21, 2016 (the “Plan”), and while the Award Agreement is being issued as an inducement grant outside of the Company’s existing equity compensation plans, this Award Agreement shall be interpreted in accordance with the terms of the Plan and the Employment Agreement, as applicable, and, in the event of a conflict between the terms of the Plan and the Employment Agreement, the terms of the Employment Agreement shall prevail;

WHEREAS, the Compensation Committee of the Board of the Company has approved this Award Agreement as an “inducement” grant; and

WHEREAS, capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Plan and, for convenience, certain definitions in the Plan and certain additional definitions relating to this Award Agreement are included in Appendix A hereto.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements herein set forth, the parties hereto hereby mutually covenant and agree as follows:

1. Option Grant.

(a) Subject to the terms and conditions set forth herein, the Company hereby grants to the Key Employee an option (the “Option”) to purchase from the Company all or any part of the aggregate number of Shares (hereinafter referred to as the “Option Stock”) set forth on the signature page hereof, at the exercise price per Share set forth on the signature page hereof. The Option may not be exercised prior to the Initial Exercise Date set forth on the signature page hereof or after the Expiration Date set forth thereon, except that, other than as provided in

Section 3 herein, the Option shall not be exercisable after the termination of the Key Employee’s employment with the Company and all Affiliates. A leave of absence by the Key Employee in accordance with the provisions applicable to a leave of absence contained in the definition of “Termination Date” in the Employment Agreement shall not be considered a termination of employment. The Option may be exercised in whole or in part (but any exercise shall be for whole Shares) by notice in writing to the Company. The aggregate exercise price for the Shares for which the Option is exercised shall be paid to the Company at the time of exercise (i) in cash, (ii) by delivery of Shares registered in the name of the Key Employee, (iii) by reduction in the number of Shares of Option Stock otherwise deliverable upon exercise of such Option with a Fair Market Value equal to the aggregate exercise price or (iv) by any combination of the foregoing methods. The approval of the Board is required in order for Shares held by the Key Employee for fewer than six months prior to the date of exercise to be used in payment of the exercise price of the Option. The Option shall not be an “incentive stock option” for purposes of Section 422 of the Code.

(b) If the exercise price is paid wholly or partly in Shares registered in the name of the Key Employee or by reduction in the number of Shares of Option Stock otherwise deliverable upon exercise of the Option, any Shares tendered in payment thereof shall be free of all liens, encumbrances and adverse claims and duly endorsed in blank by the Key Employee or accompanied by stock powers duly endorsed in blank. Shares tendered or withheld shall be valued at Fair Market Value on the date on which the Option is exercised.

2. Nontransferability of Option. Except as may be approved in advance by the Board or the Committee, the Option is not transferable other than by will or by the laws of descent and distribution. The Option may be exercised during the life of the Key Employee only by the Key Employee or, if permissible under applicable law, by the Key Employee’s guardian or legal representative. This Option may not be pledged, alienated, attached, or otherwise encumbered, and any purported pledge, alienation, attachment, or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate of the Company.

3. Exercise of Option.

(a) Except as provided herein, the Option shall be exercisable only prior to the Expiration Date and then only as set forth in the following table:

Years From Grant Date	Cumulative Percentage of Shares of Option Stock Which Vest & Are Exercisable
1st Anniversary	20%
2nd Anniversary	40%
3rd Anniversary	60%
4th Anniversary	80%
5th Anniversary	100%

(b) Termination for Reasons Other than Cause, Death, Disability or Retirement. If the Key Employee’s employment with the Company or any Affiliate is terminated for any reason other than Cause (as defined in Appendix A), death, Disability (as defined in Appendix A) or retirement on or after age 62, the Key Employee may exercise the portion of the Option that is vested and exercisable as of the Key Employee’s Termination Date, but only within such period of time ending on the earlier of (i) the date that is three (3) months following the Key Employee’s Termination Date or (ii) the Expiration Date.

(c) Termination for Cause. If the Key Employee’s employment is terminated for Cause, the Option (whether vested or unvested) shall immediately terminate and cease to be exercisable.

(d) Termination due to Retirement. If the Key Employee’s employment is terminated as a result of the Key Employee’s retirement on or after the Key Employee’s 62nd birthday, then the Option shall become immediately vested and exercisable with respect to 100% of the Shares subject to the Option. The Key Employee may exercise the Option, but only within such period of time ending on the earlier of (i) the date that is 12 months following the Key Employee’s Termination Date or (ii) the Expiration Date.

(e) Termination due to Death or Disability. If the Key Employee’s employment is terminated as a result of the Key Employee’s death or Disability, then the Key Employee (or the Key Employee’s Beneficiary, as defined below) shall have the right to exercise, in whole or in part, that portion of the Option that was vested and exercisable on the Key Employee’s Termination Date, but only within such period of time ending on the earlier of (i) the date that is 12 months following the Key Employee’s Termination Date or (ii) the Expiration Date. The value of any Options that were not vested and exercisable on the Key Employee’s Termination Date shall be paid to the Key Employee (or the Key Employee’s estate) in the manner set forth in Sections 5(d) and (e) of the Employment Agreement.

(f) Acceleration of Options on Change in Control. In the event of a Change in Control (as defined in Appendix A), vesting under this Option shall automatically accelerate so that, immediately prior to the effective date of the Change in Control, but subject to the occurrence of the Change in Control (or, in the case where the Change in Control results from sales of capital stock by shareholders, immediately following such Change in Control), this Option shall become exercisable with respect to the total number of Shares of Option Stock at the time subject to this Option and may be exercised for any or all of those Shares of Option Stock.

4. Beneficiary.

(a) The person designated as beneficiary by the Key Employee or any successor beneficiary designated by the Key Employee in accordance herewith (the person who is the Key Employee’s beneficiary at the time of his death herein referred to as the “Beneficiary”) shall be entitled to exercise the Option, to the extent it is exercisable, after the death of the Key

Employee. The Key Employee may from time to time revoke or change his or her Beneficiary without the consent of any prior Beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Key Employee’s death, and in no event shall any designation be effective as of a date prior to such receipt.

(b) If no such Beneficiary designation is in effect at the time of a Key Employee’s death, or if no designated Beneficiary survives the Key Employee or if such designation conflicts with law, the Key Employee’s estate shall be entitled to exercise the Option, to the extent it is exercisable after the death of the Key Employee. If the Committee is in doubt as to the right of any person to exercise the Option, the Company may refuse to recognize such exercise, without liability for any interest or dividends on the Option Stock, until the Committee determines the person entitled to exercise the Option, or the Company may apply to any court of appropriate jurisdiction and such application shall be a complete discharge of the liability of the Company therefore.

5. No Rights As Shareholder; No Right to Continued Employment. The Key Employee shall not have any rights as a shareholder of the Company with respect to any Shares subject to the Option granted pursuant to this Award Agreement unless and to the extent Shares of Option Stock have been issued upon the exercise of the Option pursuant to Section 3 hereof. Nothing in this Award Agreement shall confer upon the Key Employee any right to be retained in any position, including as Key Employee of the Company. Further, nothing in this Award Agreement shall be construed to limit the authority of the Company to terminate the Key Employee at any time, with or without Cause.

6. Tax Withholding.

(a) It shall be a condition to the obligation of the Company to issue Option Stock to the Key Employee or the Beneficiary, and the Key Employee hereby acknowledges and agrees, that the Key Employee or Beneficiary shall pay to the Company upon its demand, such amount as may be requested by the Company for the purpose of satisfying its liability to withhold federal, state, or local income, employment or other taxes incurred by reason of the exercise of the Option. The Company has the right to withhold any such taxes from any compensation paid to the Key Employee to the extent permitted by Section 409A of the Code. The amount due from the Key Employee, if any, will be determined as of the date of exercise of the Option.

(b) The Key Employee may elect to have the Company withhold that number of Shares of Option Stock otherwise issuable to the Key Employee upon exercise of the Option or to deliver to the Company a number of Shares registered in the name of the Key Employee, in each case, having a Fair Market Value on the Tax Date (as defined below) not to exceed the maximum individual statutory rate in the Key Employee’s jurisdiction for taxes required to be withheld as a result of such exercise. The election must be made in writing and must be delivered to the Company prior to the earlier of the date of exercise of the Option or the Tax Date. If the number of Shares so determined shall include a fractional Share, the Key Employee shall deliver cash in lieu of such fractional Share. All elections shall be made in a form approved by the

Committee and shall be subject to disapproval, in whole or in part, by the Committee in its sole discretion. As used herein, “Tax Date” means the date on which the Key Employee must include in her gross income for federal income tax purposes the Fair Market Value of the Option Stock over the exercise price therefore.

(c) The Key Employee has reviewed with the Key Employee’s own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Award Agreement. The Key Employee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Key Employee understands that the Key Employee (and not the Company) shall be responsible for the Key Employee’s tax liability that may arise as a result of the transactions contemplated by this Award Agreement under the Code.

7. Adjustments in Event of Change in Shares. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of securities of the Company, or other similar corporate transaction or event affects the Shares issuable on exercise of the Option, such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Award Agreement, then the Committee shall, in such manner as it may deem equitable, adjust the number and type of Shares awarded pursuant to this Award Agreement, or the terms, conditions, or restrictions of this Award Agreement; provided however, that the number of Shares subject to any Award payable or denominated in Shares shall always be a whole number.

8. Powers of Company Not Affected. The existence of the Option shall not affect in any way the right or power of the Company or its shareholders to make or authorize any combinations, subdivision or reclassification of the Shares or any reorganization, merger, consolidation, business combination, exchange of Shares, or other change in the Company’s capital structure or its business, or any issue of bonds, debentures or stock having rights or preferences equal, superior or affecting the Option Stock or the rights thereof or dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

9. Interpretation by Committee. The Key Employee agrees that any dispute or disagreement which may arise in connection with this Award Agreement shall be resolved by the Committee, in its sole discretion, and that any interpretation by the Committee of the terms of this Award Agreement and any determination made by the Committee under this Award Agreement may be made in the sole discretion of the Committee and shall be final, binding, and conclusive on all persons having an interest in this Award Agreement or the Option. Any such determination need not be uniform and may be made differently among Key Employees awarded Options.

10. Compliance with Law. The exercise of the Option and the issuance and transfer of Shares shall be subject to compliance by the Company and the Key Employee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s Shares may be listed. No Shares shall be issued pursuant to this Option unless and until any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance or delivery and sale of any Shares pursuant to this Option shall relieve the Company of any liability with respect to the non-issuance, non-delivery or sale of the Shares as to which such approval shall not have been obtained. The Company, however, shall use its best efforts to obtain all such approvals. The Key Employee understands that the Company is under no obligation to register the Shares of Option Stock with the U.S. Securities and Exchange Commission or any state securities commission or to list the Shares of Option Stock on any stock exchange to effect such compliance.

11. Effect on Other Employee Benefit Plans. The value of this Option will not be included as compensation, earnings, salaries or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except when such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify or terminate any of the Company’s or any Affiliate’s employee benefit plans.

12. Miscellaneous

(a) This Award Agreement shall be governed and construed in accordance with the laws of the State of Florida applicable to contracts made and to be performed therein between residents thereof.

(b) If all or any part of this Award Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Award Agreement not declared unlawful or invalid. Any section of this Award Agreement (or part of such a section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such section or part of a section to the fullest extent possible while remaining lawful and valid.

(c) This Award Agreement may not be amended or modified except by the written consent of the parties hereto; provided, however, that the Key Employee hereby agrees upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of this Award Agreement.

(d) The captions of this Award Agreement are inserted for convenience of reference only and shall not be taken into account in construing this Award Agreement.

(e) Any notice, filing or delivery hereunder or with respect to this Award Agreement shall be given to the Key Employee at either her usual work location or her home address as indicated in the records of the Company and shall be given to the Committee or the Company at 1200 Riverplace Boulevard, Jacksonville, Florida 32207, Attention Corporate Secretary. All such notices shall be given by first class mail, postage prepaid, or by personal delivery.

(f) This Award Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and shall be binding upon and inure to the personal benefit of the Key Employee, the Beneficiary and the personal representative(s) and heirs of the Key Employee.

(g) This Award Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Award Agreement transmitted by facsimile transmission, by electronic mail or by any other electronic means will have the same effect as physical delivery of the paper document bearing an original signature.

(h) The Key Employee hereby acknowledges receipt of a copy of this Award Agreement. The Key Employee has read and understands the terms and provisions thereof, has had an opportunity to obtain the advice of counsel prior to executing and accepting the Option and accepts the Option subject to all of the terms and conditions of this Award Agreement.

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed by its duly authorized officer, and the Key Employee has hereunto affixed her hand, all on the day, month and year first set forth below.

STEIN MART, INC.

By:	/s/ D. Hunt Hawkins

Its:	Chief Executive Officer

KEY EMPLOYEE

/s/ MaryAnne Morin

This Option is a Non-Qualified Stock Option

No. of Shares of Subject to Option: 500,000

Exercise Price Per Share: $3.72

Grant Date: February 22, 2017

Initial Exercise Date: February 22, 2018

Expiration Date: February 22, 2024

APPENDIX A

The following definitions shall be in effect under the Award Agreement:

“Affiliate” means any entity of which shares (or other ownership interests) having 50 percent or more of the voting power are owned or controlled, directly or indirectly, by the Company.

“Award Agreement” means this Inducement Award Option Agreement for MaryAnne Morin.

“Board” means the Board of Directors of the Company.

“Cause” means the occurrence of any one or more of the following:

(a)	Key Employee has been convicted of, or pleads guilty or nolo contendere to, a felony involving dishonesty, theft, misappropriation, embezzlement, fraud crimes against property or person, or moral turpitude which negatively impacts the Company; or

(b)	Key Employee intentionally furnishes materially false, misleading, or omissive information concerning a substantial matter to the Company or persons to whom the Key Employee reports; or

(c)	Key Employee intentionally fails to fulfill any assigned responsibilities for compliance with the Sarbanes-Oxley Act of 2002 or violates the same; or

(d)	Key Employee intentionally and wrongfully damages material assets of the Company; or

(e)	Executive intentionally and wrongfully discloses material confidential information (as defined in the Employment Agreement) of the Company; or

(f)	Key Employee intentionally and wrongfully engages in any competitive business activity which would constitute a material breach of the duty of loyalty; or

(g)	Key Employee intentionally breaches any stated material employment policy or any material provision of the Company’s Ethics Policy which could reasonably be expected to expose the Company to liability, or

(h)	Key Employee intentionally commits a material breach of this Agreement, or

(i)	Key Employee intentionally engages in acts or omissions which constitute failure to follow reasonable, material, and lawful directives of the Company, provided, however, that such acts or omissions are not cured within five (5) days following the Company’s giving notice to Key Employee that the Company considers such acts or omissions to be “Cause” under this Agreement.

No act, or failure to act, on the part of Key Employee shall be deemed “intentional” if it was due primarily to an error in judgment or simple negligence, but shall be deemed “intentional” only if done, or omitted to be done, by the Key Employee not in good faith and without reasonable belief that his or her action or omission was in or not opposed to the best interests of the Company. Failure to meet performance standards or objectives, unless as set forth in clause (i) above, shall not constitute Cause for purposes hereof.

“Change in Control” means the occurrence of any of the following: (a) the Board approves the sale of all or substantially all of the assets of the Company in a single transaction or series of related transactions; (b) the Company sells and/or one or more shareholders of the Company sells a sufficient amount of the Company’s capital stock (whether by tender offer, original issuance, or a single or series of related stock purchase and sale agreements and/or transactions) sufficient to confer on the purchaser or purchasers thereof (whether individually or a group acting in concert) beneficial ownership of at least 35% of the combined voting power of the voting securities of the Company; (c) the Company is party to a merger, consolidation or combination, other than any merger, consolidation or combination that would result in the holders of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation or combination; or (d) a majority of the board of directors consists of individuals who are not Continuing Directors (for this purpose, a “Continuing Director” is an individual who (i) was a director of the Company on January 1, 2014 or (ii) whose election or nomination as a director of the Company is approved by a vote of at least a majority of the directors then comprising the Continuing Directors). For purposes hereof, the definition of a Change of Control shall be construed and interpreted so as to comply with the definition contained in Section 409A of the Code.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, including the regulations promulgated thereunder.

“Committee” means a committee of the Board designated by the Board to administer the Award Agreement and composed of not less than two directors. At least two of the members of the Committee shall qualify as Outside Directors.

“Company” means Stein Mart, Inc., a Florida corporation.

“Disability” means Key Employee’s incapacity due to physical or mental illness or cause, which results in the Key Employee being unable to perform her duties, with or without a reasonable accommodation, with the Company on a full-time basis for a period of six (6) consecutive months. Any dispute as to disability shall be conclusively determined by written opinions rendered by two qualified physicians, one selected by Key Employee, and one selected by Company; provided that if such opinions are conflicting, then such physicians shall select a mutually agreeable third physician whose opinion shall be conclusive and binding.

“Expiration Date” means February 22, 2024, as set forth on the signature page of the Award Agreement.

“Fair Market Value” means the per Share closing price on the date in question as reported on the principal market on which the Shares are then traded or, if no sales of Shares have taken place on such date, the closing price on the most recent date on which sales prices were quoted.

“Grant Date”means the date of this Award Agreement, as set forth on the signature page of the Award Agreement.

“Initial Exercise Date” means February 22, 2018, the first anniversary of the Grant Date as set forth on the signature page of the Award Agreement.

“Key Employee”means MaryAnne Morin.

“Non-Employee Director” means each member of the Board who is not an employee of the Company or any Affiliate.

“Plan” means the Stein Mart, Inc. 2001 Omnibus Plan, as amended and restated effective June 21, 2016, as amended from time to time.

“Option” means the option to purchase Shares granted pursuant to this Award Agreement.

“Option Stock” means the aggregate number of Shares issuable pursuant to exercise of the Option.

“Outside Directors” means a Non-Employee Director who qualifies as both an “outside director” for purposes of Section 162(m) of the Code and as a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

“Shares” means shares of common stock of the Company, $0.01 par value per share.

“Termination Date” means the date of Key Employee’s termination of employment with the Company and its 409A affiliates, or if the Key Employee continues to provide services to the Company or its 409A affiliates following his or her termination of employment, such later date as is considered a separation from service from the Company and its 409A affiliates within the meaning of Section 409A of the Code. For purposes of this Award Agreement, the Key Employee’s “termination of employment” shall be presumed to occur when the Company and the Key Employee reasonably anticipate that no further services will be performed by the Key Employee for the Company and its 409A affiliates or that the level of bona fide services the Key Employee will perform as an employee of the Company and its 409A affiliates will permanently decrease to no more than 20% of the average level of bona fide services performed by the Key Employee (whether as an employee or independent contractor) for the Company and its 409A affiliates over the immediately preceding 36-month period (or such lesser period of services). Whether the Key Employee has experienced a termination of employment shall be determined by the Company in good faith and consistent with Section 409A of the Code. Notwithstanding the foregoing, if the Key Employee takes a leave of absence for purposes of military leave, sick leave or other bona fide reason, the Key Employee will not be deemed to have experienced a termination of employment for the first six (6) months of the leave of absence, or if longer, for so long as the Key Employee’s right to reemployment is provided either by statute or by contract, including the Employment Agreement; provided that if the leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than six (6) months, where such impairment causes the Key Employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, with or without a reasonable accommodation, the leave may be extended by the Company for up to 29 months without causing a termination of employment. For purposes hereof, the term “409A affiliate” means each entity that is required to be included in the Company’s controlled group of corporations within the meaning of Section 414(b) of the Code, or that is under common control with the Company within the meaning of

Section 414(c) of the Code; provided, however, that the phrase “at least 50 percent” shall be used in place of the phrase “at least 80 percent” each place it appears therein or in the regulations thereunder.